Exhibit 99.1

Investors Peter Dworkin 650.554.2479 peter.dworkin@appliedbiosystems.com

APPLIED BIOSYSTEMS PROMOTES MARK STEVENSON TO PRESIDENT

AND CHIEF OPERATING OFFICER

FOSTER CITY, CA, December 19, 2007 – Applera Corporation today named Mark P. Stevenson president and chief operating officer of its Applied Biosystems Group (NYSE: ABI) and a senior vice president of the corporation. Mr. Stevenson has been executive vice president of Applied Biosystems since July 2007 and has been with the company since 1998.

“This decision completes the Applied Biosystems management transition that began more than a year ago,” said Tony L. White, chairman, president, and CEO of Applera, who has served as interim president of Applied Biosystems since October 2006. “Mark is a strong leader and strategic thinker with tremendous knowledge of Applied Biosystems and the life science tools industry. His experience in a variety of sales, marketing and general management roles in Europe, Japan, and the United States and his understanding of the market make him particularly qualified to manage all day-to-day operations at Applied Biosystems.”

Mr. Stevenson joined Applied Biosystems Europe in 1998 after previous positions with other life science companies. He has contributed to the growth of Applied Biosystems in diverse roles including: vice president of molecular biology sales in Europe; president and general manager of Applied Biosystems Japan; founding president of the Applied Markets Division, and president of the Molecular and Cellular Biology (MCB) Division. During his tenure as MCB Division President, he achieved revenue and profit growth from more mature businesses while investing in new growth engines such as molecular biology consumables and next generation sequencing. After his appointment in July 2007 to executive vice president, his responsibilities expanded to include oversight of Europe, Japan, Global Services, and the Applied Markets business. In his new role he now adds the Proteomics and Small Molecule (PSM) Division and the Asia Pacific Region to his portfolio.

“Applied Biosystems has an excellent reputation of providing our customers with innovative tools, a strong history of growth and profitability, and a talented and hardworking group of employees,” said Mr. Stevenson. “Applied Biosystems has exciting times ahead as we pursue multiple growth vectors across technologies, applications, and geographies and improvements in the operational performance of the business.”

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Celera is a diagnostics business delivering personalized disease management solutions through a combination of tests and services based on proprietary genetics discovery platforms. The business is developing diagnostic products that predict disease risk and optimize therapy selection and patient outcomes, based on the discovery and validation of novel markers in complex diseases such as cardiovascular disease, breast cancer, and liver and autoimmune diseases. Celera also maintains a strategic alliance with Abbott for the development and commercialization of some of its molecular diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information unless required by law.

©Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.